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                         Independent Auditors' Consent

The Board of Directors
Verso Technologies, Inc:


We consent to the use of our report dated February 6, 2001, with respect to the balance sheets of Telemate.Net Software, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference.

KPMG LLP

Atlanta, Georgia
November 29, 2001